Exhibit 99.1

Ballantyne Strong Announces Departure

of Chief Executive Officer Gary Cavey

OMAHA, Nebraska (May 5, 2015) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a diversified provider of digital technology services, products and solutions, today announced the departure of Gary L. Cavey from the positions of Director, President and Chief Executive Officer of the Company effective Friday, May 8, 2015. Chris D. Stark, who has served as Senior Vice President and Chief Operating Officer of Ballantyne Strong since May 2010, has been appointed President of Ballantyne Strong.

“We believe there is significant opportunity to improve financial performance at Ballantyne Strong,” said D. Kyle Cerminara, Board Member of Ballantyne Strong and CEO of Fundamental Global Investors. “Ballantyne has an 80-year track record of providing innovative products and services to the cinema industry, and has built strong capabilities in the areas of digital media and managed services. We are looking forward to working with Chris Stark, the senior management team and the newly comprised Board of Directors to enhance shareholder value. We wish Gary Cavey good luck in his future endeavors.”

“We would like to thank Gary Cavey for his service to Ballantyne Strong,” said Samuel C. Freitag, Chairman of the Board of Directors of Ballantyne Strong. “We have great confidence in Chris Stark to work with the other members of our senior management team to ensure that we maintain a high level of execution and customer service.”

“I’m proud of the work we have done at Ballantyne during my time as Chief Executive Officer and I remain a significant shareholder,” said Mr. Cavey. “I believe that Ballantyne has a bright future ahead of it and look forward to supporting the Board and management team in their efforts to create value for shareholders in the future.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong designs, integrates, and installs technology solutions for a broad range of applications; develops and delivers out-of-home messaging, advertising and communications; manufactures projection screens and lighting products; and provides managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial and government markets.

Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations. The Company does not undertake to update or revise forward-looking statements in this press release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.

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CONTACT:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

trossi@finprofiles.com